SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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MATERIAL SCIENCES CORPORATION

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May 22, 2003

Dear Shareowner:

The 2003 Annual Meeting of Shareowners will be held on Thursday,  June 26, 2003, at 10:00 a.m. (CDT) at our offices located at 2200 East Pratt Boulevard, Elk Grove Village, Illinois. We hope you will attend. We will be voting on the election of directors and any other matters as may properly come before the meeting. We also will hear management’s report regarding the past fiscal year’s operations.

The attached notice of annual meeting and proxy statement describe in more detail the matters upon which the shareowners will vote. It is important that your shares be represented at the meeting, regardless of the number you own or whether or not you plan to attend. Accordingly, we urge you to vote your shares as soon as practicable.

I look forward to seeing you on June 26th.

Sincerely,

DR. RONALD A. MITSCH

Non-Executive Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

The Annual Meeting of Shareowners of Material Sciences Corporation will be held on Thursday, June 26, 2003, at 10:00 a.m. (CDT) at our offices located at 2200 East Pratt Boulevard, Elk Grove Village, Illinois, for the following purposes:

1.	To elect eight directors to the Board; and

2.	To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends you vote “FOR” the election of directors.

Shareowners of record at the close of business on April 28, 2003 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card or voting instruction card. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to shareowners. Registration will begin at 9:00 a.m., and seating will begin at 9:45 a.m. Each shareowner may be asked to present valid picture identification, such as a driver’s license or passport. Shareowners holding stock in brokerage accounts (“street name” holders) will need to bring a copy of the voting instruction card or a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors,

James J. Waclawik, Sr.

Vice President,

Chief Financial Officer and Secretary

Elk Grove Village, Illinois

May 22, 2003

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of shareowners of Material Sciences Corporation to be held on Thursday, June 26, 2003, beginning at 10:00 a.m. (CDT), at our offices located at 2200 East Pratt Boulevard, Elk Grove Village, Illinois, and at any postponements or adjournments thereof. This proxy statement is being mailed to shareowners on or about May 27, 2003.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, shareowners will act upon the matters outlined in the accompanying notice of annual meeting. In addition, management will report on our performance and respond to appropriate questions from shareowners.

Who is entitled to vote at the meeting?

Only shareowners of record at the close of business on April 28, 2003, the record date for the meeting, are entitled to receive notice of and to vote at the meeting. If you were a shareowner of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting or at any postponements or adjournments of the meeting.

What are the voting rights of the holders of our common stock?

Each outstanding share of our common stock will be entitled to one vote on each matter considered at the meeting. If one or more shareowners give notice before the voting at the meeting of their intention to cumulate their votes in the election of directors, all shareowners entitled to vote shall have the right to so cumulate their votes. We have received such notice from a shareowner and, unless such notice is withdrawn prior to the voting at the meeting, each holder of our common stock will be entitled, for each share held, to one vote for each director being elected and may cast all such votes for a single nominee (who has been nominated by the Board or in accordance with our By-Laws) or distribute such votes among two or more such nominees. Each executed proxy will grant the person or persons named therein discretionary authority to cumulate votes in connection with the election of directors, except no votes represented by such proxy may be voted for any nominee with respect to which authority to vote has been withheld on the proxy card or voting instruction card and except to the extent that specific instructions have been given on the proxy card or voting instruction card as to cumulative voting. If voting authority is withheld from a particular nominee or nominees, votes will be cumulated in favor of the other nominees, and if different specific instructions are given, the specific instructions will be followed.

Who can attend the meeting?

Shareowners as of the record date, or their duly appointed proxies, may attend the meeting. Registration will begin at 9:00 a.m., and seating will begin at 9:45 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

A majority of the outstanding shares of our common stock, represented in person or by proxy, shall constitute a quorum for the transaction of business at the meeting. The close of business on April 28, 2003, has been fixed as the record date for the determination of shareowners entitled to notice of and vote at the meeting. On that date, there were 14,144,517 shares of our common stock outstanding.

Proxies received but marked as abstentions and broker non-votes will be counted for purposes of determining whether there is a quorum at the meeting.

How do I vote?

If the shares of our common stock are held in your name, you can vote on matters to come before the meeting in two ways:

•	by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope; or

•	by written ballot at the meeting.

Shareowners whose shares of our common stock are held in “street name” must either direct the record holder of their shares as to how to vote their shares of common stock or obtain a proxy from the record holder to vote at the meeting. “Street name” shareowners should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then with respect to any other matter that properly comes before the meeting, the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board of Directors. The Board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of the shareowners arise, the shareowners confer upon the person or persons named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment. Such authority includes the discretionary authority of the person or persons named on the proxy card to cumulate votes so as to elect the maximum number of directors.

How can I change my vote?

If your shares are held in your name, you may revoke your proxy at any time before it is exercised by:

•	filing with the Secretary of MSC a notice of revocation;

•	sending in another duly executed proxy bearing a later date; or

•	attending the meeting and casting your vote in person.

If your shares are held in “street name”, you must contact your broker or nominee to revoke your proxy. In either case, your last vote will be the vote that is counted.

How do I vote my 401(k) shares?

If you are one of our many employees who participate in the MSC common stock fund under our 401(k) plan, you will receive from the plan trustee a request for voting instructions with respect to all of the shares allocated to your plan account. You are entitled to direct the plan trustee how to vote your plan shares. If you do not give voting instructions to the plan trustee within the time specified by the plan trustee, your plan shares will be voted by the plan trustee in the same proportion as shares held by the plan trustee for which voting instructions have been received. You may revoke your previously given voting instructions by filing with the plan trustee either a written notice of revocation or a properly completed and signed voting instructions card bearing a later date.

What vote is required to approve each item?

Election of Directors. Directors will be elected by the vote of the holders of a majority of shares of common stock represented at the meeting in person or by proxy unless there is cumulative voting. If the vote is conducted by cumulative voting, then the eight nominees receiving the greatest number of votes shall be elected as directors. Shares of common stock as to which authority to vote for the election of one or more director nominees is withheld on the enclosed proxy or voting instruction card will not be counted in determining the number of shares necessary for approval if the vote is conducted by cumulative voting.

Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. There are currently no other matters to be voted on at the meeting.

Effect of Broker Non-Votes. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon at the meeting. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

STOCK OWNERSHIP

Who are the largest owners of our common stock?

The following table contains information regarding the persons known to us that beneficially own more than 5% of our common stock as of April 28, 2003, other than Frank L. Hohmann III. Information regarding Mr. Hohmann, an MSC director, is set forth below under the caption “How much common stock do our directors and executive officers own?”

	Shares of Common Stock Beneficially Owned
Name and Address	Number	Percent (1)
Mario J. Gabelli (and affiliates) (2)	1,932,400	13.7%
One Corporate Center
Rye, NY 10580-1424

T. Rowe Price Associates, Inc. (3)	1,803,800	12.8%
100 E. Pratt Street
Baltimore, MD 21202

Dimensional Fund Advisors, Inc. (4)	1,190,900	8.4%
1299 Ocean Ave.
11th Floor
Santa Monica, CA 90401

Ironwood Capital Management, LLC (and affiliates) (5)	806,350	5.7%
21 Custom House Street
Boston, MA 02110

(1)	Based upon the number of shares of our common stock outstanding on April 28, 2003.
(2)	Based on Schedule 13D/A filed by Mario J. Gabelli and certain affiliated entities, Mr. Gabelli directly or indirectly controls or acts as chief investment officer for the entities listed below and, therefore, may be deemed to beneficially own all or some of such shares. According to the Schedule 13G/A, Gabelli Funds, LLC has sole voting and dispositive power with respect to 435,130 shares, GAMCO Investors, Inc. has sole voting and dispositive power with respect to 1,459,170 shares, Gabelli & Company, Inc. has sole voting and dispositive power with respect to 100 shares, Gabelli Advisors, Inc. has sole voting and dispositive power with respect to 38,000 shares and each of Gabelli Group Capital Partners, Inc., Gabelli Asset Management Inc. and Mario J. Gabelli has no voting or dispositive power with respect to any shares.
(3)	Based on a Schedule 13G/A filed by T. Rowe Price Associates, Inc., T. Rowe has sole voting power with respect to 348,700 shares and sole dispositive power with respect to all such shares.
(4)	Based on a Schedule 13G/A filed by Dimensional Fund Advisors, Inc., Dimensional Funds has sole voting and dispositive power with respect to all such shares. According to the Schedule 13G/A, all of the shares are owned by advisory clients of Dimensional Fund and, therefore, Dimensional Fund disclaims beneficial ownership of all such shares.
(5)	Based on a Schedule 13G filed by Ironwood Capital Management, LLC, Warren J. Isabelle, Richard L. Droster and Donald Collins, Ironwood Capital and Messrs. Isabelle, Droster and Collins each has shared voting power with respect to 567,950 shares and shared dispositive power with respect to 806,350 shares.

How much common stock do our directors and executive officers own?

The following table provides certain information, as of April 28, 2003, on the beneficial ownership of our common stock by each director of MSC, the executive officers named in the Summary Compensation Table below, and the directors and executive officers of MSC as a group. To our knowledge, each person has sole voting and investment power for the shares shown unless otherwise noted. The address of all officers and directors described below is c/o Material Sciences Corporation, 2200 East Pratt Blvd., Elk Grove Village, IL 60007.

Name	Number of shares directly owned(1)		Shares under exercisable options(2)	Total shares beneficially owned	Percent of class
Directors

Michael J. Callahan	13,375	(3)	16,724	30,099	*

Dr. Eugene W. Emmerich (4)	—		6,533	6,533	*

G. Robert Evans	92,528		65,372	157,900	1.1%

Avrum Gray	—		—	—	—

E. F. Heizer, Jr. (4)	90,710	(3)	28,809	119,519	*

Frank L. Hohmann III	1,817,350	(5)	3,941	1,821,291	12.9%

Dr. Ronald A. Mitsch	11,344	(3)	16,724	28,068	*

Gerald G. Nadig	273,685	(6)	247,545	521,230	3.7%

Dr. Mary P. Quin	3,485		16,724	20,209	*

John D. Roach	—		—	—	—

Curtis G. Solsvig III	5,000		—	5,000	*

Named Executive Officers

Frank L. Lazowski, Jr.	19,639		41,963	61,602	*

Robert J. Mataya	34,892		37,657	72,549	*

Ronald L. Millar, Jr.	64,869	(7)	55,657	120,526	*

James J. Waclawik, Sr.	67,290		62,396	129,686	*

All executive officers and directors as a group (21 persons)	2,575,510		673,051	3,248,561	23.0%

*	Less than 1%
(1)	Includes shares held by immediate family members or in trusts. Excludes shares that may be acquired through the exercise of stock options, which information is set forth separately.
(2)	Includes shares subject to options that are exercisable on April 28, 2003 and options which become exercisable within 60 days thereafter.
(3)	Includes 4,143, 3,410 and 7,880 shares for Messrs. Callahan, Heizer and Mitsch, respectively, which may be issuable within 60 days pursuant to each director’s deferred stock unit account established under the our 2001 Compensation Plan for Non-Employee Directors. Excludes 732 and 1,464 shares related to the unvested portion of such deferred stock unit accounts for Mr. Callahan and Dr. Mitsch, respectively.
(4)	Dr. Emmerich and Mr. Heizer are not standing for re-election at the annual meeting. Mr. Heizer, however, will become a director emeritus.
(5)	Based on a Schedule 13G/A filed by Mr. Hohmann. Mr. Hohmann has sole voting and dispositive power with respect to 1,688,350 shares and shared voting and dispositive power with respect to 40,000 shares. According to the Schedule 13G/A, the number of shares beneficially owned includes: 5,000 shares held in trust for the daughter of Mr. Hohmann, for which Mr. Hohmann states that he is not the trustee and for which he disclaims beneficial ownership; 10,700 shares beneficially owned by Mr. Hohmann’s adult son for which Mr. Hohmann disclaims beneficial ownership; and 40,000 shares held in a private charitable foundation, for which Mr. Hohmann serves as trustee and for which he disclaims beneficial ownership
(6)	Includes 18,149 shares held in a trust for the children of Mr. Nadig, for which Mr. Nadig states that he is not the trustee and for which he disclaims beneficial ownership. Mr. Nadig resigned as our Chairman, President and Chief Executive Officer on April 17, 2003.
(7)	Includes 800 shares held in a trust for the grandchildren of Mr. Millar.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of shares of our common stock with the SEC. Directors, officers and greater than 10% shareowners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on the review of the copies of such reports furnished to us, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, from March 1, 2002 through February 28, 2003, our directors, officers and greater than 10% shareowners complied with all applicable filing requirements, except Mr. Lazowski, an executive officer, did not timely file a Form 4 relating to the sale of 2,000 shares of our common stock on April 3, 2002. Mr. Lazowski subsequently filed with the SEC the required report.

ELECTION OF DIRECTORS

The eight persons listed below are proposed to be elected for a period to end at the 2004 Annual Meeting of Shareowners, when they may be proposed to be re-elected or successors are elected and qualified at that meeting or, as provided in our By-Laws, upon the earlier of death, resignation or removal. Unless authority to vote for one or more nominees is withheld in the proxy, signed proxies that are returned will be voted for approval of the election of the eight nominees listed below. All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board recommends.

Information regarding the nominees, as of April 28, 2003, is set forth below, including their ages, the period each has served on the Board and the nominees’ business experience.

Michael J. Callahan Age 64	Director since 1999

Mr. Callahan was named our President and Chief Executive Officer in April 2003. Mr. Callahan was a business consultant from 1999 to 2003. He served as Executive Vice President and Chief Financial Officer of FMC Corporation from 1994 to 1999. Prior to joining FMC, Mr. Callahan was Executive Vice President and Chief Financial Officer of Whirlpool Corporation from 1992 to 1994. Mr. Callahan is a member of the board of directors of Brunswick Corporation and the associate board of directors Metropolitan Family Services in Chicago.

G. Robert Evans Age 71	Director since 1991

Mr. Evans served as Chairman of the Board of the Company from January 1997 until his retirement in December 1997. Prior to that time, he served as Chairman and Chief Executive Officer of the Company from June 1991 to December 1997. Mr. Evans also serves as a director of Consolidated Freightways Corporation and Swift Energy Company.

Avrum Gray Age 67	Director since 2003

Mr. Gray is the Chairman and founding partner of G-Bar Limited Partnership, one of the nation’s largest independent options trading firms and a leading specialist in computer-based arbitrage activities in the derivatives markets. Mr. Gray was the chief executive of a privately held automotive aftermarket company, Alloy Consolidated Industries, from 1969 to 1991. From 1996 through 2001, Mr. Gray was also the chairman of the board of Lynch Systems, Inc., a capital equipment manufacturer. Mr. Gray is currently a member of the Board of Directors of Lynch Corporation, Nashua Corporation and SL Industries, Inc. GAMCO Investors, Inc. recommended Mr. Gray to our Nominating and Governance Committee for consideration as a director. The Nominating and Governance Committee reviewed Mr. Gray’s qualifications and background in accordance with its procedures and our corporate governance guidelines and concluded that Mr. Gray was qualified. On April 22, 2003, Mr. Gray was appointed to the Board of Directors.

Frank L. Hohmann III Age 57	Director since 2002

Mr. Hohmann, a private investor, has been a director since February 2002. Mr. Hohmann spent 23 years with Donaldson, Lufkin & Jenrette, which recently was acquired by Credit Suisse First Boston. Mr. Hohmann was a managing director in the equity derivatives group at Credit Suisse First Boston until he retired on January 2, 2002. From 1974 to 1978, he was managing director at WM Sword and Co. He is a member of the board of directors of Egerton Capital Limited, Mount European Fund, U. Vine Limited and Winterthur Museum.

Dr. Ronald A. Mitsch Age 68	Director since 1990

Dr. Mitsch was named our Non-Executive Chairman of the Board in April 2003. Dr. Mitsch retired as Vice Chairman and Executive Vice President, Industrial and Consumer Markets and Corporate Services of the 3M Company in 1998. Dr. Mitsch had served in these capacities since 1995. Since joining the 3M Company in 1960, Dr. Mitsch held several key management positions including Senior Vice President, Research and Development. Dr. Mitsch is a member of the board of directors of Lubrizol, WTC Industries and GaMra Composites and is Chairman of the Board of Trustees of Hamline University.

Dr. Mary P. Quin Age 49	Director since 1999

Dr. Quin is founder and President of a new sole proprietorship, Tuliqi, which specializes in retailing organic textile materials. Dr. Quin was a consultant from 2000 until 2002 and served as Vice President and General Manager, Color Solutions Business Unit, Office Document Products Group at Xerox Corporation from 1999 until June 2000. Since joining Xerox in 1995 as Director, Corporate Business Strategy, she served as Vice President and General Manager, External Business Unit, Office Document Products Group and Vice President, Strategy, Production Systems Group. Dr. Quin is a member of the board of directors of CEDPA, an international aid organization, and was founder and Chairman of the One Hundred Heroines project in Rochester, New York.

John D. Roach Age 59	Director since 2003

Mr. Roach has been Chairman and CEO of Stonegate International, a private investment and advisory services company, since 2001. Prior to this, Mr. Roach was a founder of Builders FirstSource, Inc., a leading distributor of building products to production homebuilders, and served as its chairman, president and CEO from 1998 to 2001. From 1991 to 1997, he was chairman, president and CEO of Fibreboard Corporation. Previously, he had been executive vice president of Johns Manville Corporation, which he joined in 1987. Mr. Roach is a director of PMI Group, Inc., Kaiser Aluminum, URS Corp. and the Dallas Symphony Association.

Curtis G. Solsvig III Age 48	Director since 2003

Mr. Solsvig is Managing Director of Everett & Solsvig, a management consulting and portfolio management services company that he founded in 2002. He previously served as president of Gerhardt, Inc., a company he formed in 1991 to provide management consulting services in workout and turnaround situations. Prior to 1991, Solsvig held management positions with Alvarez & Marsal, Inc. and The Boston Consulting Group. He serves on the boards of Egerton Capital, ESS Holdings, and Pangborn, Inc.

The Board of Directors recommends a vote FOR the election of each of the directors listed above.

Are there any directors not standing for re-election?

Dr. Eugene W. Emmerich, a director since 1979, will retire from service at the annual meeting and will not stand for re-election. Howard B. Witt, a director since 1997, and Gerald G. Nadig, a director since 1996 and our former Chairman, President and Chief Executive Officer, resigned from the Board on July 17, 2002 and April 17, 2003, respectively.

E.F. Heizer Jr., a director since 1976, will not stand for re-election at the annual meeting. Mr. Heizer, however, has been named a director emeritus effective at our annual meeting and will serve for a period ending at the 2004 Annual Meeting of Shareowners. Mr. Heizer will be entitled to attend meetings of the Board, but will not have the power to vote on matters presented to the Board.

Which of our directors are independent?

In February 2003, the Board of Directors adopted a set of Corporate Governance Guidelines, addressing, among other things, standards for evaluating the independence of our directors. Pursuant to the Guidelines, the Board undertook its annual review of director independence in April 2003. During this review, the Board considered transactions and relationships during the prior year between each director or any member of his or her immediate family and MSC and its subsidiaries and affiliates. The Board noted no such transactions or relationships other than Mr. Callahan’s recent appointment as our President and Chief Executive Officer and the supplemental pension benefits Mr. Evans receives as a result of his retirement from MSC in December 1997. As a result of this review and based upon the independence standards contained in final SEC rules and current and proposed NYSE rules, the Board affirmatively determined that all of the directors nominated for election at the annual meeting are independent of MSC and its management, other than Mr. Callahan.

How often did the Board meet in fiscal 2003?

The Board held ten meetings, including five telephonic meetings, during fiscal 2003. Each director attended at least 75% of the total number of meetings of the Board and committees on which the director served that were held while the director was a member.

What committees has the Board established?

The Board’s standing committees include the following:

Committee	Members	Primary Responsibilities	# of Meetings

Audit	Solsvig (Chairperson) Evans Heizer Quin

•      Monitors the integrity of the company’s consolidated financial statements, the company’s compliance with legal and regulatory requirements and the company’s system of internal controls.

•      Selects, evaluates, and, when appropriate, replaces the independent auditor, and pre-approves audit and permitted non-audit services.

•      Monitors the qualifications, independence and performance of the company’s internal and independent auditors.

10, including 6 telephonic

Compensation and Organization	Hohmann (Chairperson) Gray Heizer Roach

•      Determines the compensation of our executive officers and key employees.

•      Reviews and approves cash incentive compensation paid to key employees.

•      Reviews and makes recommendations to the Board regarding the company’s compensation and benefit plans and policies.

•      Reviews corporate practices relating to diversity and succession planning.

7, including 1 telephonic

Nominating and Governance	Mitsch (Chairperson) Evans Hohmann	• Identifies and recommends candidates for election to the Board. • Oversees the evaluation of the Board and management. • Approves our corporate governance principles and our Code of Business Ethics.	4, including 1 telephonic

The Board has adopted written charters for the Audit, Compensation and Organization, and Nominating and Governance Committees setting forth the roles and responsibilities of each committee. All of these written charters are attached as exhibits to this proxy statement. During fiscal 2003, the Board determined that the full Board should meet, rather than the Technology Committee, to analyze current technology and its use and application in MSC’s processes and evaluate technological developments and the suitability of new technology for MSC’s operations. The former Technology Committee, comprised of Dr. Mitsch, Dr. Emmerich, Mr. Evans and Dr. Quin, met twice during fiscal 2003.

Messrs. Roach and Solsvig, who became directors in March 2003, and Mr. Gray, who became a director in April 2003, were added to the Board’s standing committees in May 2003.

Does the Board have a lead director?

In February 2003, the Board of Directors approved the Corporate Governance Guidelines which designate the chairperson of the Nominating and Governance Committee as the lead director of the Board when our Chief Executive Officer also holds the position of Chairman of the Board. The lead director’s primary responsibility is to preside over periodic executive sessions of the Board in which management directors and other members of management do not participate. In April 2003, Mr. Callahan was appointed President and Chief Executive Officer and Dr. Mitsch was appointed Non-Executive Chairman of the Board. Accordingly, Dr. Mitsch presides over the executive sessions of the Board.

How are directors compensated?

Effective April 17, 2002, each non-employee director receives (1) an annual retainer of $30,000, (2) $1,000 per meeting for attendance at Board meetings or Board committee meetings (other than Audit Committee meetings), (3) $1,500 per meeting for attendance at Audit Committee meetings, (4) $10,000 per year for chairing the Audit Committee, (5) $5,000 per year for chairing the Compensation and Organization Committee or the Nominating and Governance Committee, (6) $1,000 per meeting for special telephonic meetings and (7) reimbursement for normal travel expenses. In response to market conditions, the Board determined that it was necessary and appropriate to increase the fee for chairing the Audit Committee from $5,000 to $10,000, increase the fee for chairing the Compensation and Organization Committee and Nominating and Governance Committee from $3,000 to $5,000, increase the per meeting fee for the Audit Committee from $1,000 to $1,500 and increase the per meeting fee for special telephonic meetings from $500 to $1,000. The annual retainer is paid in cash, shares of common stock, deferred stock units entitling such non-employee director to receive common stock at a future date or any combination thereof based on the preference of the director.

Each eligible non-employee director also receives an incentive stock option grant, having a fair market value on the date of grant equal to $40,000, under the 2001 Compensation Plan for Non-Employee Directors.

Mr. Heizer, who will become a director emeritus at our annual meeting, will be paid one-third of the annual retainer and all regular meeting fees for those meetings attended in person. Mr. Heizer will not be awarded incentive stock options.

CORPORATE GOVERNANCE

We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act of 2002 which, among other things, establishes, or provides the basis for, a number of new corporate governance standards and disclosure requirements. In addition, the New York Stock Exchange has proposed changes to its corporate governance and listing requirements. Many of the requirements of the Sarbanes-Oxley Act and the proposed NYSE listing standards are subject to final SEC action, and therefore, had not yet become effective (or, in some cases, their transitional provisions had not yet expired) as of the date of this proxy statement. Nevertheless, the Board of Directors has initiated actions consistent with certain of the proposed rules.

Although we have historically followed many of the standards enumerated by the Sarbanes-Oxley Act and proposed NYSE listing standards, we have taken further steps to implement voluntarily many of the new rules and proposed listing standards. In particular, we have:

•	amended the charters for our Audit Committee and Compensation and Organization Committee, copies of which are attached to this proxy statement as Exhibit A and Exhibit B, respectively;

•	established a new Nominating and Corporate Governance Committee and adopted a charter for this committee, a copy of which is attached to this proxy statement as Exhibit C;

•	adopted Corporate Governance Guidelines, a copy of which are attached to this proxy statement as Exhibit D; and

•	amended our Code of Business Conduct and Ethics.

To better align the interests of our shareowners with our directors and executive officers, we also require each director and executive officer to own a specified percentage of our common stock pursuant to a program established in 1999. Our Compensation and Organization Committee oversees this program.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter, as amended by the Board on April 17, 2003, is attached to this proxy statement as Exhibit A. The Board has determined that each member of the Audit Committee is independent as defined by new SEC rules and current and proposed NYSE listing standards.

The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent public accountant that MSC’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States.

In overseeing the preparation of the financial statements of MSC, the Audit Committee met with management to review and discuss MSC’s audited financial statements prior to their issuance and to discuss significant accounting issues.

The Audit Committee has discussed with its independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee), as amended.

In addition, the Audit Committee has received the written disclosures and the letter from its independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditors their independence. The Audit Committee has also reviewed the non-audit services provided by the independent auditors, and considered whether the provision of those services was compatible with maintaining the independence of the auditors.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of MSC be included in its Annual Report on Form 10-K for the fiscal year ended February 28, 2003, and be filed with the Securities and Exchange Commission.

Material Sciences Corporation Audit Committee

Mr. Curtis G. Solsvig, III, Chairperson

Mr. G. Robert Evans

Mr. E.F. Heizer, Jr.

Dr. Mary P. Quin

INDEPENDENT AUDITORS

Fees Paid to Independent Auditors

The following table sets forth the amount of fees billed by Deloitte & Touche LLP, our independent auditors, for the fiscal year ended February 28, 2003.

2003
Audit	$245,000
Audit Related	87,500
Tax	417,650
All Other Fees	10,000
Total Fees	760,150

Our former independent public accountant, Arthur Andersen LLP, performed services for us in fiscal 2003 related to the fiscal 2002 audit and tax compliance for which we were billed an aggregate of $139,408.

Pre-Approval of Services by Independent Auditors

The Audit Committee has adopted a pre-approval policy for the provision of audit and non-audit services by our independent auditors. Pursuant to this policy, which was implemented in December 2002, the Audit Committee approves on an annual basis all audit and permissible non-audit services provided by our independent auditors and all related fees. The Audit Committee chairperson or any other two members can approve audit and non-audit services required in the absence of a quorum of the Audit Committee. In limited and exceptional circumstances, MSC may engage our independent auditors to perform non-audit services without pre-approval, so long as the aggregate amount of such services does not exceed $10,000, the services were not recognized to be non-audit services at the time of the engagement and the services and fees are promptly brought to the attention of the Audit Committee and approved by either the Audit Committee, the Audit Committee chairperson or any other two members of the Audit Committee before completion of our audit.

In making its recommendation to appoint Deloitte & Touche LLP, as our independent auditors for the fiscal year ending February 28, 2003, the Audit Committee determined that the non-audit services provided by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP.

Attendance of Independent Auditors at Annual Meeting

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

Change of Independent Public Accountant in Fiscal 2003.

The Audit Committee annually considers the selection of our independent public accountant. On May 20, 2002, the Audit Committee decided to dismiss Arthur Andersen LLP as MSC’s independent public accountant and to engage Deloitte & Touche LLP to serve as MSC’s independent public accountant for fiscal 2003.

Arthur Andersen LLP’s reports on MSC’s consolidated financial statements for fiscal years 2002 and 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During MSC’s fiscal years 2002 and 2001 and through May 20, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on MSC’s consolidated financial statements for such years; and there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K. MSC provided Arthur Andersen LLP with a copy of the foregoing disclosures in May 2002 and Arthur Andersen LLP stated its agreement with such statements.

During MSC’s fiscal years 2002 and 2001 and through May 20, 2002, MSC did not consult Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on MSC’s consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table discloses compensation received during the periods indicated by our Chairman, President and Chief Executive Officer and four other highest compensated executive officers during fiscal 2003.

									Long-Term Compensation Awards
		Annual Compensation
Names and Principal Position	Fiscal Year	Salary ($)		EVA and Other Incentives ($)		Other Annual Compensation ($)(1)	Above Market Stock Award(s) (#)(2)		Securities Underlying Options (#)		All Other Compensation ($)(3)
G. G. Nadig	2003	502,000		208,780		12,000	—		330,030	(12)	14,922
Chairman, President and	2002	485,000		—		12,000	86,800	(7)	—		13,197
Chief Executive Officer (CEO) (resigned April 17, 2003)	2001	470,000		—		12,000	52,000	(8)	—		12,674

J. J. Waclawik, Sr.	2003	211,000		106,455	(6)	16,057	—		64,788	(12)	12,100
Vice President, Chief	2002	211,000		—		4,000	18,100	(7)	—		60,979
Financial Officer and Secretary (CFO)	2001	192,400		—		20,000	13,000	(10)	—		9,704

F. J. Lazowski, Jr.	2003	177,000		76,682	(6)	8,774	—		27,487	(12)	16,506
Senior Vice President,	2002	177,000		—		9,156	10,700	(7)	—		43,778
Human Resources	2001	172,000	(4)	—		8,852	6,100	(8)	—		25,778

R. L. Millar, Jr.	2003	205,000		138,188	(6)	36,980	1,000	(9)	71,121	(12)	13,392
President of Material Sciences	2002	180,375		66,743		28,586	20,700	(11)	—		12,025
Corporation, Engineered Materials and Solutions Group, Inc.	2001	159,256		85,953		11,188	5,000	(8)	2,100	(13)	54,553

R.J. Mataya	2003	177,000	(5)	52,467		12,000	—		23,869	(12)	15,286
Vice President, Business	2002	171,000	(5)	—		12,000	9,800	(7)	—		24,034
Planning and Development	2001	161,000	(5)	—		12,000	4,800	(8)	—		12,895

(1)	Includes perquisites such as an automobile allowance, cash in lieu of vacation time per policy and other personal benefits paid to the executive.
(2)	As of February 28, 2003, the last day our fiscal year, the named executive officers held the number of shares of restricted stock, with a value based on the closing price of our common stock on such date ($10.26), as follows: Mr. Nadig (86,800 shares/ $890,568); Mr. Waclawik (18,100 shares/ $185,706); Mr. Lazowski (10,700 shares/ $109,782); Mr. Millar (19,900 shares/ $204,174); and Mr. Mataya (9,800 shares/ $100,548). If a dividend is paid on our common stock, the executive officers also receive dividends on their restricted stock.
(3)	In 2003, includes (a) matching contributions to the Savings and Investment Plan (Mr. Nadig $6,702, Mr. Waclawik $6,600, Mr. Lazowski $6,246, Mr. Millar $6,872 and Mr. Mataya $6,600); and (b) payments to the Defined Contribution Plan (Mr. Nadig $8,220, Mr. Waclawik $5,500, Mr. Lazowski $10,260, Mr. Millar $6,520 and Mr. Mataya $8,686).
(4)	Includes deferred salary of $12,900 in fiscal 2001 under our deferred compensation plan.
(5)	Includes deferred salary of $16,000 in 2003, $24,000 in fiscal 2002 and $37,000 in fiscal 2001 under our deferred compensation plan.
(6)	Represents (a) EVA incentive payments (Mr. Waclawik $76,455, Mr. Lazowski $61,682 and Mr. Millar $129,188) and (b) other incentive payments (Mr. Waclawik $30,000, Mr. Lazowski $15,000 and Mr. Millar $9,000).

(7)	Grant of restricted stock under the 2001 Long-Term Incentive/Leveraged Stock Awards Program at market value ($8.70). The restrictions were removed on April 17, 2003 pursuant to Mr. Nadig’s separation agreement.
(8)	Grant of restricted stock under the 2000 Long-Term Incentive/Leveraged Stock Awards Program at market value ($14.00). The executive paid $1.40 per share for the award. The restrictions were removed on February 28, 2003.
(9)	Represents shares of restricted stock granted under our Merit/Stock Exchange Program at market value ($10.00) in lieu of all or a portion of the executive’s merit increase for fiscal 2003. The restrictions were removed on February 28, 2003.
(10)	11,800 shares of restricted stock were granted under the 2000 Long-Term Incentive/Leveraged Stock Awards Program at market value ($14.00). The executive paid $1.40 per share for the award. The restrictions were removed on February 28, 2003. 1,200 shares of restricted stock were granted under our Merit/Stock Exchange Program at market value ($14.00) in lieu of all or a portion of the executive’s merit increase for fiscal 2001. The restrictions were removed on February 28, 2001.
(11)	15,400 shares of restricted stock were granted under the 2001 Long-Term Incentive/Leveraged Stock Awards Program at market value ($8.70). The restrictions will be removed on February 29, 2004, assuming Mr. Millar is still employed with MSC. 4,500 shares of restricted stock were granted for compensation related to Mr. Millar’s promotion in fiscal 2002 at market value ($10.10). The restrictions will be removed on December 18, 2004, assuming Mr. Millar is still employed with MSC. 800 shares of restricted stock were granted under our Merit/Stock Exchange Program at market value ($8.70) in lieu of all or a portion of Mr. Millar’s merit increase for fiscal 2002. The restrictions were removed on February 28, 2002.
(12)	See “Option Grants in Last Fiscal Year” below.
(13)	Options granted in lieu of Mr. Millar’s merit increase in fiscal 2001 at market value ($14.00) under our Merit/Stock Exchange Program. The options vested immediately and expire on February 28, 2010.

Option Grants in Last Fiscal Year

The following table sets forth information with respect to option grants to the named executive officers listed in the Summary Compensation Table above during fiscal 2003:

Name	Number of Options Granted (1)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(5)
						5%($)	10%($)
G.G. Nadig	330,030	(1)	36.3	10.00	02/28/2007	911,812	2,014,066
J.J. Waclawik, Sr.	67,488	(2)	7.4	10.00	02/29/2012	195,977	438,568
F.J. Lazowski, Jr.	27,487	(3)	3.0	10.00	02/29/2012	84,404	191,408
R. L. Millar	71,121	(4)	7.8	10.00	02/28/2007	196,494	434,201
R.J. Mataya	23,869	(4)	2.6	10.00	02/28/2007	65,946	145,723

(1)	Granted stock options on March 1, 2002, under the 2002 Long-Term Incentive/Leveraged Stock Awards Program at market value ($10.00). Options to purchase 110,010 shares vested on February 28, 2003. Options to purchase 18,335 shares were vested as of April 17, 2003, the date of Mr. Nadig’s resignation. Pursuant to Mr. Nadig’s separation agreement, all of Mr. Nadig’s vested options expire on October 17, 2003 and all non-vested options terminated as of April 17, 2003.
(2)	Granted 64,788 stock options on March 1, 2002, under the 2002 Long-Term Incentive/Leveraged Stock Awards Program at market value ($10.00). The options vest ratably over three years, assuming the individual is still employed with the Company, and expire on February 28, 2007. 2,700 options were granted in lieu of Mr. Waclawik’s merit increase in fiscal 2003 at market value ($10.00). The options vest immediately and expire on February 28, 2012.

(3)	Granted 25,087 stock options on March 1, 2002, under the 2002 Long-Term Incentive/Leveraged Stock Awards Program at market value ($10.00). The options vest ratably over three years, assuming the individual is still employed with the Company, and expire on February 28, 2007. 2,400 options were granted in lieu of Mr. Lazowski’s merit increase in fiscal 2003 at market value ($10.00). The options vest immediately and expire on February 28, 2012.
(4)	Granted stock options on March 1, 2002, under the 2002 Long-Term Incentive/Leveraged Stock Awards Program at market value ($10.00). The options vest ratably over three years, assuming the individual is still employed with the Company, and expire on February 28, 2007.
(5)	The dollar amounts under these columns reflect the 5% and 10% rates of appreciation prescribed by the SEC and are not intended to forecast future appreciation, if any, of our common stock. The 5% and 10% rates of appreciation would result in a total dollar amount of shareowner gain on our common stock during the period from March 1, 2003 through the expiration of the options of $39,567,860 and $87,717,694, respectively. The dollar amount of the optionees’ gain on the common stock underlying the option grants during the period from March 1, 2002 through the expiration of the option, at the 5% and 10% price appreciation rates, would be $1,454,634 and $3,224,766, respectively. The percentage of optionees’ gain to shareowner gain at both the 5% and 10% rates would be 3.7%.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

The following table provides information on option exercises and unexercised option values for the named executive officers listed in the Summary Compensation Table above.

				Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1)
Name	Shares Acquired On Exercise (#)	Value Realized ($)		Exercisable	Unexercisable	Exercisable	Unexercisable
G.G. Nadig	11,100	90,901	(2)	229,210	220,020	28,603	57,206
J.J. Waclawik, Sr.	3,900	27,935	(3)	62,396	43,192	6,317	11,230
F.J. Lazowski, Jr.	—	—		41,963	16,724	2,798	4,348
R.L. Millar	—	—		55,657	47,414	6,164	12,328
R.J. Mataya	—	—		37,657	15,912	2,069	4,138

(1)	The value of unexercised options is based on a market price of $10.00 (the closing market price on February 28, 2002), less the exercise price. The exercise price of all options granted to the above named individuals was the fair market value of a share of common stock on the date of grant.
(2)	Mr. Nadig exercised options to purchase 11,100 shares of common stock at a price of $7.1875 per share and sold such shares in a cashless transaction.
(3)	Mr. Waclawik exercised options to purchase 3,900 shares of common stock at a price of $7.1875 per share and sold such shares in a cashless transaction.

Separation Agreement with Mr. Nadig

In connection with Mr. Nadig’s resignation from his position as our Chairman, President and Chief Executive Officer on April 17, 2003, MSC and Mr. Nadig entered into a separation agreement effective as of that date. The separation agreement provides for, among other things, (1) the continuation of Mr. Nadig’s base salary until April 15, 2005, (2) the full vesting of restricted stock previously granted Mr. Nadig, (3) an extension of the period in which Mr. Nadig may exercise vested stock options, and (4) other fringe benefits. Mr. Nadig is also subject to the terms of a confidentiality and non-compete agreement.

Employment and Other Agreements

As a result of Mr. Evans’ retirement from his position as Chairman and Chief Executive Officer of MSC in December 1997, Mr. Evans continues to receive a supplemental pension as required by his former employment agreement with MSC.

Change in control arrangements are in effect as of April 28, 2003, for approximately 26 employees, including change in control agreements for all of our executive officers. In general, the change in control agreements with the executive officers provide that in the event a “Change in Control” (as defined therein) occurs and employment is terminated by MSC without “Cause” (as defined therein) or by such executive for “Good Reason” (as defined therein) or, within 30 days after the first anniversary of a Change in Control, without Good Reason, we will pay to such executive officer a lump sum payment of one and a half to three times such executive officer’s annual base salary, plus bonus, plus required defined contribution plan contributions, and will provide other compensation and benefits. Such change in control agreements also provide for gross-up payments for certain income tax payments and for, in some cases, covenants not to compete. In addition, we are contingently liable for banked balances from our EVA incentive program totaling $324,882 for all employees, $87,239 of which is attributable to our executive officers.

We have a severance agreement with Mr. Waclawik which provides for, among other things, severance benefits in certain circumstances. The severance agreement provides for eighteen months of both health benefits and severance payments equal to Mr. Waclawik’s then current monthly base salary should his employment be terminated by MSC for reasons other than “Good Cause” (as defined therein) or by Mr. Waclawik for certain specified reasons.

Prior to the adoption of the Sarbanes-Oxley Act of 2002, we loaned money to Mr. Lazowski, an executive officer of MSC, in order for him to maintain his stock ownership interest in MSC. During fiscal 2003,  Mr. Lazowski owed us as much as $94,715 in outstanding principal. As of February 28, 2003, Mr. Lazowski owed the Company $62,381 in outstanding principal. The loan is payable on demand and bears an average interest rate of 6.96% per annum. The loan is expected to be repaid in full by Mr. Lazowski by August 31, 2003.

Pension Plans

We maintain two different types of supplemental pension plans, which provide certain benefits in the event of termination of employment, disability or death before retirement, as described below. As of February 28, 2003, $2,316,248 had been accrued under our plans for current employees, all of whom are executive officers, and includes $1,986,830 for persons named in the Summary Compensation Table (such accruals being $909,961, $34,848, $479,923, $251,594, and $310,504 for Messrs. Nadig, Waclawik, Lazowski, Mataya and Millar, respectively).

Supplemental Pension Plan. We have entered into supplemental pension plan agreements with Messrs. Nadig, Waclawik, Lazowski and Mataya, which provides pension benefits paid upon retirement or disability, termination of employment after the age 60 and death. The disability benefit consists of a monthly payment until death equal to 50% of an individual’s average monthly compensation for the last 12 consecutive months prior to disability, less the sum of benefits otherwise receivable by an individual (collectively referred to as the “Other Benefits”) from Social Security and any other pension or retirement programs (whether maintained by us or not). The benefit upon termination of employment consists of a monthly payment, beginning in the month after termination (but not before the individual’s 60th birthday) and continuing for 120 months or, if earlier, the death of the individual or if the individual has a surviving spouse, the death of the surviving spouse, equal to a specified percentage of the individual’s average monthly compensation for the last 12 consecutive months prior to termination, less the sum of the Other Benefits. The percentage varies depending on the participant’s age at employment termination, ranging from 50% at the age of 60 to 66 2/3% at age 65. The payments will be made to a surviving spouse in the event of such individual’s death, but in no event will more than 120 payments be made. A participant becomes eligible to receive the termination benefit upon reaching age 60 or the completion of 10 years of consecutive employment, whichever comes first. The death benefit consists of a monthly payment to the surviving spouse, if any, beginning after a participant’s death while employed by the Company and continuing for 120 months or, if earlier, until the death of the spouse, equal to 50% of the participant’s average monthly compensation for the 12 consecutive months prior to the participant’s death, less the sum of the Other Benefits.

The supplemental pension plan agreements also provide that the payments described above in the event of employment termination will commence to a participant in the event that (1) any person acquires 25% or more of the voting power of our common stock or (2) the participant’s employment is terminated other than for cause, disability, death or voluntarily by the employee. For these purposes, termination of employment is deemed to occur after an individual’s 65th birthday.

Supplemental Retirement Plan. We also maintain a supplemental retirement plan, which covers 7 current employees, including Mr. Millar, and provides pension benefits paid upon retirement or disability, termination of employment after 10 years of service but prior to reaching age 65 and death. These benefits vest after 10 years of service or reaching age 65. The normal retirement benefit begins at age 65, or may be started between age 60-64 in a reduced amount, provided that the participant is entitled to a normal retirement benefit, and continue for a period ending on the earliest of (1) the date on which a total of 120 monthly payments have been paid to the participant or the participant’s surviving spouse, (2) the date of death of the participant if the participant has no surviving spouse or (3) the date of death of the participant’s surviving spouse. The normal retirement benefit is computed by multiplying the following three items: (1) the participant’s years of service, (2) a factor between 2% and 2.5% and (3) the participant’s final average compensation, less Other Benefits. The factor used depends on the participant’s age at their date of hire and the participant’s final average compensation (aggregate compensation including bonuses but excluding amounts contributed by MSC to any employee benefit plan or insurance program) for the five consecutive years preceding the participant’s retirement or termination of service in which the participant’s compensation was highest, divided by 60. In the event that a participant terminates their employment with MSC after 10 years of service but prior to their reaching age 60 for a reason other than death or disability, the participant will be eligible for the normal retirement benefit. The disability benefit entitles the participant to the normal retirement benefit commencing at age 65, provided that the participant may elect to commence the benefits after age 60 (in a reduced amount). The death benefit consists of a monthly payment to the surviving spouse, if any, beginning on the earliest date on which the participant would have been eligible for a retirement benefit and continuing for 120 months or, if earlier, until the death of the surviving spouse.

The compensation considered in determining the benefits payable under this plan to the person named in the Summary Compensation Table above is the compensation shown in the “Salary” and “EVA and Other Incentives” columns of the Summary Compensation Table. As of February 28, 2003, the years of service created under the plan for the one person named in the Summary Compensation Table was greater than 30 years.

The table below illustrates the total combined estimated annual benefits payable under these retirement plans to participants for various years of service assuming normal retirement at age 65.

	Years of Service
Remuneration	10	20	30	40
$100,000	$4,228	$24,228	$39,228	$39,228
$150,000	$16,729	$46,728	$69,228	$69,228
$200,000	$29,228	$69,228	$99,228	$99,228
$250,000	$41,728	$91,728	$129,228	$129,228
$300,000	$54,228	$114,228	$159,228	$159,228
$350,000	$66,728	$136,728	$189,228	$189,228
$400,000	$79,228	$159,228	$219,228	$219,228
$450,000	$91,728	$181,728	$249,228	$249,228
$500,000	$104,228	$204,228	$279,228	$279,228
$550,000	$116,728	$226,728	$309,228	$309,228
$600,000	$129,228	$249,228	$339,228	$339,228

COMPENSATION AND ORGANIZATION COMMITTEE REPORT

The functions of the Compensation and Organization Committee include the oversight, approval and administration of compensation policies and plans for MSC’s employees, including executive officers, reviewing officer compensation levels and evaluating management performance and organization. The Committee is comprised of at least three independent, non-employee directors. Set forth below is a report submitted by the Compensation and Organization Committee regarding MSC’s compensation policies and programs for executive officers for fiscal 2003.

Compensation Philosophy

The MSC compensation program is designed to reward employees based on favorable performance and results. Compensation policies and plans (including benefits) are designed to attract and retain top quality and experienced managers by providing the opportunity to earn competitive cash compensation based on corporate, business unit and individual performance plus the opportunity to accumulate stock-based wealth commensurate with the long-term growth and value created for MSC’s shareowners.

Executive Compensation Components

MSC’s compensation program has three components including: a base salary, a cash incentive opportunity and a long-term equity award.

•	Base salaries are targeted at median competitive levels for companies in industries related to the Company and similar-size companies in general industry:

—	Salaries are reviewed annually.

—	Annual adjustments are based on individual performance, changes in duties and responsibilities and general movement of salary levels in companies in industries related to MSC and similar-size companies in general industry.

—	In fiscal 2000, MSC introduced a program to promote greater stock ownership in MSC by officers. The Merit/Stock Exchange Program allows an officer to elect to receive a merit increase in stock or stock options based on fair market value, rather than in cash.

•	Cash incentive opportunity for management employees is targeted at median competitive levels based upon companies in industries related to MSC and similar-size companies in general industry, determined on an annual basis.

—	MSC currently uses Economic Value Added (EVA®) to set performance targets for its business units. EVA is a performance measurement system that is intended to drive increased economic value within MSC and increase shareowner value. EVA is calculated using the following formula: net operating profit after tax less the cost of capital (debt and equity).

—	The annual variable compensation target for the employee is calculated as a percentage of the salary for the employee based on his or her level of responsibility, market competitiveness and impact on value creation. The EVA program for senior executives includes an EVA banking component to account for overachievement or underachievement of the annual target. If a business unit overachieves their target, a portion (one-third) is distributed and the remainder recorded to the EVA bank. In a year where there is underachievement of the target, the negative amount is first deducted from the EVA bank before any distribution is made. Therefore, the incentive pay is at risk, in order to encourage sustained economic performance.

—	In fiscal 2003, the Committee modified the cash incentive system to include two components. The first component (80% of the incentive target) is based on EVA performance as described above subject to the EVA banking requirements. The second component (20% of the incentive target) is based on the achievement of significant and measurable qualitative goals and quantitative goals that are major drivers of EVA and is excluded from the EVA banking requirements.

•	Long-term equity awards of either stock options or restricted stock to management employees at competitive levels for companies in industries related to MSC and similar-size companies in general industry. Such awards are made on an annual basis.

—	In fiscal 1993, stock options were granted to key management employees for fiscal years 1993, 1994 and 1995 at approximately the 60th percentile competitive level. In fiscal 1994, a one-time restricted stock award was granted to key management employees that were intended to encourage and facilitate increased stock ownership and executive retention. This award vested in fiscal year 2000 because the market price of common stock reached the plan target level and the time vesting requirements were met. Furthermore, a matching ISO award was granted—which vested on June 18, 2001 if the underlying restricted stock was still held by the employee—otherwise the incentive stock option shares do not vest for nine years and 11 months from the date of grant. This one-time stock award and incentive stock option grant put the total long-term equity award for key management employees at approximately the 75th percentile for similar-size companies in general industry for the three-year fiscal period, 1993 to 1995.

—	Non-qualified stock options were granted at approximately the 75th percentile competitive levels for similar-size companies in general industry for fiscal years 1996, 1997 and 1998.

—	For fiscal 1999 through 2002, restricted stock and cash awards were issued to key management employees at approximately the 75th percentile competitive level.

—	For fiscal 2003, MSC issued long-term awards using non-qualified stock options at approximately the 55th percentile competitive level.

—	The Committee also determined that MSC will issue performance-based long-term awards using restricted stock and cash awards at approximately the 50th percentile competitive level or less for fiscal 2004 based on EVA.

Fiscal 2003 Committee Actions and Executive Performance

Chief Executive Officer. The base salary of Mr. Nadig, who resigned as of April 17, 2003, was increased 3.5% for fiscal 2003. In general, his salary increase reflects his and MSC’s performance and changes in the external compensation market. Under MSC’s EVA cash incentive plan, Mr. Nadig earned a cash payout of $208,780, based on performance compared to an EVA target level (80% of bonus opportunity) and other goals and criteria (20% of bonus opportunity). After the fiscal 2003 payout, Mr. Nadig had an ending EVA bank balance of zero. Under MSC’s long-term incentive plan, Mr. Nadig was awarded a stock option to purchase 330,030 shares. The non-vested portion of such option (201,685 shares) terminated in connection with Mr. Nadig’s resignation. Mr. Nadig has until October 17, 2003 to exercise the vested portion of such option.

Other Named Executive Officers. Base salaries were increased 15.2% for Mr. Millar and 3.5% for Mr. Mataya. In general, these salary increases reflect individual performance, changes in responsibility (Mr. Millar was promoted), company and business unit performance and changes in the external compensation market. Base salaries for Messrs. Waclawik and Lazowski were not increased because they elected to receive their merit increases in stock options. The above amounts exclude all or a portion of the increase elected by executives under MSC’s Merit/Stock Exchange Program. Under such program, Mr. Millar received 1,000 restricted shares, Mr. Waclawik received a stock option to purchase 2,700 shares and Mr. Lazowski received a stock option to purchase 2,400 shares. All such grants were based on the fair market value of MSC’s common stock on the date of grant.

Under MSC’s EVA cash incentive plan, the four other named executives earned cash payouts of $319,792 in the aggregate in fiscal 2003, based on performance compared to EVA target levels (80% of bonus opportunity)

and other goals and criteria (20% of bonus opportunity). After the fiscal 2003 payouts, Messrs. Waclawik, Lazowski and Mataya had an ending EVA bank balance of zero and Mr. Millar had ending EVA bank balance of $29,634.

The other four named executives were granted stock options to purchase an aggregate of 184,865 shares under MSC’s long-term incentive plan. The stock options vest over a three-year period.

Compensation Consultants and Competitive Data

The Committee has access to compensation consultants who work with the Committee from time-to-time on Board and executive compensation matters. The Committee also has access to competitive data on compensation levels for executive positions.

Material Sciences Corporation Compensation and Organization Committee

Mr. Frank L. Hohmann III (Chairperson)

Mr. Avrum Gray

Mr. E. F. Heizer, Jr.

Mr. John D. Roach

PERFORMANCE GRAPH

The following chart shows total shareowner returns, assuming $100 was invested on February 28, 1998 in Material Sciences Corporation, the S&P SmallCap 600 Index, the Old Comparator Group (as described below) and the S&P SmallCap 600 Materials Group, which we refer to as the New Comparator Group, with dividends, if any, reinvested through February 28, 2003. Our Old Comparator Group consists of the following companies: Cold Metal Products Inc. (CLQ), Southwall Technologies, Inc. (SWTX), Gibraltar Steel Corp. (ROCK), Steel Technologies, Inc. (STTX), Huntco Inc. (HCO), Worthington Industries, Inc. (WOR), Olympic Steel Inc. (ZEUS) and Shiloh Industries, Inc. (SHLO). We changed our comparator group to the S&P SmallCap 600 Materials Group, because we believe such group is more representative of our business than the Old Comparator Group. The new group consists of 36 commodity and specialty materials-based companies, including MSC, involved in metals, specialty chemicals, electronics and materials processing.

	February 28 or 29,
	1998	1999	2000	2001	2002	2003
MSC	$100.00	$58.98	$118.47	$72.21	$82.05	$84.19
S&P SmallCap 600 Index	100.00	82.89	113.93	113.52	122.43	98.55
Old Comparator Group	100.00	70.91	71.87	53.86	77.46	75.04
New Comparator Group	100.00	78.45	86.29	96.37	98.47	67.29

OTHER MATTERS

Shareowner Proposals for 2004 Annual Meeting of Shareowners

Proposals of shareowners intended to be presented at the 2004 Annual Meeting of Shareowners must be received by us no later than January 28, 2004, to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. Such proposals should be addressed to Secretary, Material Sciences Corporation, 2200 East Pratt Boulevard, Elk Grove Village, Illinois 60007.

Under our By-Laws, shareowners may nominate directors or bring other business before our 2004 Annual Meeting of Shareowners by delivering notice to us (containing certain information specified in the By-Laws) no earlier than March 28, 2004 nor later than April 27, 2004. Please note that these requirements are separate and apart from, and in addition to, the SEC’s requirements that a shareowner must meet to have a shareowner proposal included in our proxy statement as discussed above. A copy of the full text of the provisions of the By-Laws discussed above may be obtained from the SEC or by writing the Secretary of MSC.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Solicitation of Proxies

We will bear the cost of the solicitation. In addition to solicitation by mail, we will request banks, brokers, and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of our common stock of whom they have knowledge, and will reimburse them for their expenses in so doing. In addition, we expect to pay $3,500 plus expenses, for assistance by Georgeson Shareholder in the solicitation of proxies and certain mailing services. Some of our officers and other employees and Georgeson Shareholder may solicit proxies personally, by telephone, by mail, facsimile transmission or other forms of electronic communication. Our officers and employees will not receive any additional compensation for such activities.

Additional Information

We will provide, without charge to each shareowner upon written request, a copy of our Annual Report on Form 10-K, including the financial statement schedules, for its most recent fiscal year. Individuals interested in receiving such Form 10-K should by written request contact:

Shareowner Relations Department

Material Sciences Corporation

2200 East Pratt Boulevard

Elk Grove Village, IL 60007

By Order of the Board of Directors,

James J. Waclawik, Sr.

Vice President,

Chief Financial Officer and Secretary

Elk Grove Village, Illinois

May 22, 2003

Exhibit A

MATERIAL SCIENCES CORPORATION

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee (the “Committee”) of Material Sciences Corporation (the “Corporation”) shall provide assistance to the Corporation’s Board of Directors (the “Board”) in fulfilling the Board’s responsibility to oversee: (a) the Corporation’s accounting, auditing and reporting practices; (b) the qualifications, independence and performance of the independent auditors; (c) the Corporation’s system of internal controls, including the performance of the internal audit function; (d) the Corporation’s disclosure policies and practices; (e) the quality and integrity of the Corporation’s financial statements; and (f) compliance by the Corporation with legal and regulatory requirements.

In carrying out its duties, the Committee shall maintain free and open communication with the Board, the independent auditors, the internal auditors and members of Management.

While the Committee has the responsibilities and powers set forth in this Audit Committee Charter, the Committee’s role is one of oversight and it recognizes that the Corporation’s Management is responsible for preparing the Corporation’s financial statements and that the independent auditors are responsible for auditing those financial statements. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Corporation’s financial statements or any professional certification as to the work of the independent auditors. Furthermore, it is not the responsibility of the Committee to conduct general investigations or to assure compliance with laws and regulations and the Corporation’s compliance policies.

Membership

•	The Committee shall be comprised of at least three members of the Board, one of whom shall be appointed as the chairman of the Committee (the “Chair”).

•	The Board will appoint the Chair and members of the Committee following nomination by the Nominating and Governance Committee.

•	The Chair and members of the Committee will be rotated from time to time.

•	All members of the Committee will be Independent Directors as defined by the New York Stock Exchange listing standards, and no member of the Committee can be an “affiliated person” as defined under applicable Securities and Exchange Commission rules and regulations.

•	Each Committee member must be financially literate, or must become financially literate within a reasonable period of time after his or her appointment to the Committee.

•	The Chair of the Committee shall have accounting or related financial management experience.

•	Director’s fees are the only compensation that Committee members may receive from the Corporation other than any retirement or similar benefit which may be permissible under relevant SEC and NYSE rules.

Meetings

•	The Committee shall meet at least four times per year or more frequently as circumstances require. The Committee may ask members of Management or others to attend the meeting and provide pertinent information as necessary. The Committee may from time to time form one or more subcommittees, each of which may take such actions as may be delegated by the Committee.

•	Periodically, the Committee will meet separately with each of the independent auditors, the internal audit function staff and members of Management. Such private meetings will occur at least quarterly or as requested by the Committee, the independent auditors or the internal audit function staff.

Authority and Responsibilities

Among other items, the Committee shall:

Oversight of Independent Auditors

•	Have the sole authority, at the Corporation’s expense, to: (a) appoint, (b) terminate, (c) compensate and (d) oversee the Corporation’s independent auditors, which shall report directly to the Committee.

•	Have the sole authority to approve, and shall approve in advance, all audit and permitted non-audit engagements, including fees and terms, of the independent auditors. Management will follow an engagement approval procedure reviewed and approved by the Committee on an annual basis related to non-audit services.

•	Review and evaluate the qualifications, performance and independence of the independent auditors, including its lead audit partner, and periodically present its conclusions to the Board.

•	At least annually, obtain and review a report by the independent auditors describing: (a) the internal quality-control procedures used by the independent auditors; (b) any material issues raised by the most recent internal quality-control review or peer review of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the independent auditors, and any steps taken to deal with such issues; and (c) all relationships between the independent auditors and the Corporation.

•	Consider whether or not there should be a regular rotation of the independent auditors, and monitor the periodic rotation of the independent auditors’ lead partner and the audit partner responsible for reviewing the audit.

•	Review the proposed scope of the annual audit to be conducted by the independent auditors. Discuss any significant changes in the planned scope or conduct of the annual audit, the coordination of the internal and external audit functions and the independent auditors’ opinion rendered with respect to the annual financial statements.

Oversight of Internal Audit Function

•	Review the performance of the Corporation’s internal audit function (which shall report jointly to the Committee and to Management).

•	Review the adequacy and effectiveness of the Corporation’s internal controls, any special audit steps adopted in light of any material control deficiencies, and the performance and qualifications of the internal audit function staff.

•	Review and discuss significant findings on specific audits completed by the internal audit function and Management’s responses to such findings, including any follow-up action undertaken as a result of such findings.

•	Discuss any significant changes in the planned scope or conduct of the internal audit, and the coordination of the internal and external audit functions.

•	Discuss with Management and the independent auditors the internal audit function responsibilities, budget and staffing.

•	Review and approve the Internal Auditing Mission Statement and Charter on an annual basis.

•	Review Internal auditing’s compliance with the IIA’s Standards for the Professional Practice of Internal Auditing (Standards).

Financial and Disclosure Matters

•	The Committee shall prepare a report that the rules of the Securities Exchange Act of 1934 require to be included in the Corporation’s annual proxy statement.

•	The Corporation will disclose whether or not it has an Audit Committee Financial Expert as defined by the SEC rules. The name of the individual will also be disclosed. If the Committee does not have an Audit Committee Financial Expert, the disclosure will include the reasons why.

•	Review accounting principles and financial statement presentations, including significant changes in the Corporation’s selection or application of accounting principles.

•	Review and discuss the Corporation’s reporting and disclosure process.

•	Review and discuss with both Management and the independent auditors prior to public disclosure the Corporation’s (a) annual audited and quarterly financial statements, (b) 10-K and 10-Q reports, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (c) annual and quarterly reports to shareowners.

•	Review and discuss with the independent auditors any audit problems or difficulties and other issues and recommendations identified by the independent auditors together with Management’s responses.

•	Review with the independent auditors any restrictions on the scope of the independent auditors’ activities or access to requested information, and review and resolve any significant disagreements between the independent auditors and Management.

•	Review with the independent auditors: (a) any accounting adjustments noted or proposed by the auditors that were passed (as immaterial or otherwise); (b) any communications between the independent auditors and the auditors’ national office with respect to issues presented by the engagement; and (c) any management or internal control letter issued, or proposed to be issued, by the independent auditors to the Corporation.

•	Review and discuss earnings announcements, financial information and earnings guidance provided to shareowners, analysts and rating agencies.

•	Review legal, regulatory, environmental and other matters including any off-balance sheet or off-shore transactions that have or could have an impact on the financial structure or financial results of the Corporation, or any non-ordinary course of business financial transactions.

•	Review and discuss policies regarding risk assessment and risk management, and significant risks and exposures confronted by the Corporation.

•	Review compliance with the Corporation’s debt covenants.

•	Review and evaluate the Corporation’s tax strategy, insurance coverage and related matters.

•	Review analyses and reports prepared by Management and/or the independent auditors concerning critical accounting policies and practices, and significant financial reporting issues and judgments about the quality, not just the acceptability, of the Corporation’s accounting principles and underlying estimates made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on the financial statements.

•	Review the effect of regulatory and accounting initiatives on the financial statements of the Corporation.

Committee Governance/Other

•	Annually review the Committee’s charter and performance and, if necessary and appropriate, recommend changes to the Board.

•	Recommend to the Board hiring practices for employees or former employees of the independent auditors consistent with applicable rules and regulations.

•	Conduct or authorize investigations into any matters within the Committee’s scope of responsibility.

•	At its sole discretion and the Corporation’s expense, obtain advice and assistance from outside legal, financial, accounting or other experts.

•	Report to the Board on the Committee’s activities on a timely basis.

•	Prepare a report to be included in the Corporation’s proxy statement stating whether the Committee has reviewed and discussed the audited financial statements with management, including quality of accounting principles with the independent auditors; has received independence disclosures from the independent auditors and determined that the Company’s independent auditor meets required independence criteria; has reviewed any reports on internal controls in the Corporation’s report to shareowners; and that the Committee has recommended to the Board the inclusion of the financial statements in the Form 10-K filing with the SEC.

•	Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, including appropriate procedures for the confidential, anonymous submission by employees of all concerns regarding questionable accounting or auditing matters.

•	Monitor and consider implementation of best-demonstrated audit and control practices based on potential risks, costs and expected benefits.

•	Review with Management and the internal audit function, the results of Management’s review of the Corporation’s compliance, and systems for ensuring compliance, with its code of conduct and applicable laws and regulations.

•	Perform an annual self assessment of the performance of the Committee in accordance with the relevant law and NYSE listing requirements.

*   *   *

E xhibit B

MATERIAL SCIENCES CORPORATION

COMPENSATION AND ORGANIZATION COMMITTEE CHARTER

Purpose

The Compensation and Organization Committee (the “Committee”) of Material Sciences Corporation (the “Corporation”) shall provide assistance to the Corporation’s Board of Directors (the “Board”) in fulfilling the Board’s responsibility to oversee:

•	the administration of a broad range of compensation and compensation-related matters applicable to key management personnel, a group defined as all officers and all management individuals reporting directly to the Chief Executive Officer and/or the principal officer of each business unit. The Committee shall assure that the Corporation has an established and well-defined compensation strategy that all compensation payments to such personnel are consistent with the stated strategy, and are appropriate for internal equity, competitive practice, and regulatory requirement considerations. The Committee also shall assure that the Corporation’s compensation policies and practices are communicated to shareowners as required to comply with Securities and Exchange regulatory requirements;

•	the evaluation of senior management performance;

•	the review of succession plans for senior executive officers of the Corporation on a periodic basis;

•	the review of various policies and activities in the area of Equal Employment Opportunity, Health Care, Retirement Plans, and Safety programs, and

•	the periodic review of Board of Director compensation under plans approved by shareowners from time to time.

Membership

•	The Committee shall be comprised of at least three members of the Board, one of whom shall be the chairperson (the “Chair”).

•	The Committee and the Chair shall be appointed annually by the Board of Directors.

•	All members of the Committee will be Independent Directors as defined by the New York Stock Exchange listing standards.

Meetings

•	The Committee shall meet at least four times per year or more frequently as circumstances require.

•	The Committee may ask management or advisors to attend the meetings and provide information as necessary.

•	The Committee will meet in executive session at least two times per year.

Authority and Responsibilities

Among other items, the Committee shall:

•	review and approve, in consultation with the Chief Executive Officer and other appropriate personnel, conceptual compensation strategies which apply to key management, for presentation to the Board;

•	review annually the stated compensation strategy to ensure that management rewards are appropriate with contributions made to the Corporation’s growth and profitability and that the compensation strategy supports both corporate goals and shareowner interests;

B-1

•	assure that existing key management incentive compensation plans are administered consistent with compensation strategy, including the following: participation, target awards, actual award grants, and total funds reserved for payments;

•	recommend new incentive compensation plans for approval by the Board or the shareowners as required by the law or NYSE listing requirements;

•	approve all new management incentive programs under board and/or shareowner approved plans, and administer such programs as to the following: participation, vesting requirements, and total cash and share funding;

•	approve revisions to the salary range structure for key management personnel in accordance with established policies;

•	review performance evaluation of senior management;

•	approve specific salary recommendations for the CEO and his or her direct reports;

•	approve aggregate amounts requested by the Chief Executive for special or discretionary awards granted in accordance with the Corporation’s policies;

•	review annually and determine the individual elements of total compensation for the Chief Executive Officer and all other officers and key management personnel, and communicate the factors and criteria as required by Securities and Exchange Commission rules;

•	review various supplemental compensation programs for officers and key management, recommend additions or changes, and submit recommendations for approval by the Board, and shareowners as required;

•	review management succession plans and senior level reorganization plans and submit recommendations for approval by the Board;

•	review periodically, various policies and activities in the area of Equal Employment Opportunity, Health Care, Retirement Plans, and Safety programs;

•	review recommendations made by consultants pertaining to significant compensation and compensation-related matters applicable to officers and key management personnel;

•	perform an annual self assessment of the performance of the Committee in accordance with the relevant law and NYSE listing requirements;

•	review and approve the Compensation and Organization Committee report for inclusion in the proxy statement filed with the Securities and Exchange Commission;

•	review Change in Control agreements for senior management and key personnel on an annual basis and recommend changes as deemed necessary to the Board;

•	review director and senior management required ownership/investment levels on an annual basis and report compliance to the Board;

•	review indemnification agreements for the Board, senior management and key personnel on an annual basis and recommend changes as deemed necessary to the Board; and

•	review director compensation plans with outside advisors and recommend changes as deemed appropriate to the Board and shareowners as required.

*  *  *

B-2

Exhibit C

MATERIAL SCIENCES CORPORATION

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

Purpose

The Nominating and Governance Committee (the “Committee”) of Material Sciences Corporation (the “Corporation”) shall provide assistance to the Corporation’s Board of Directors (the “Board”) in fulfilling the Board’s responsibility:

•	to establish criteria for selecting new directors, identify individuals qualified to become Board members based on these criteria and recommend to the Board such individuals as nominees to the Board for its approval;

•	to screen and recommend to the Board individuals qualified to become Chief Executive Officer of the Corporation;

•	to oversee evaluations of the Board and the Board committees;

•	to oversee evaluation of the Chief Executive Officer;

•	to approve corporate governance principles and the Corporation’s Code of Business Ethics; and

•	to appoint a chair of the executive sessions of non-employee members of the Board.

Membership

•	The Committee shall consist of at least three directors, all of whom shall be independent as such term is defined by the NYSE listing standards.

•	Committee members shall be appointed by the Board of Directors.

•	Committee members shall hold their offices for one year and until their successors are elected and qualified, or until their earlier resignation or removal.

•	All vacancies in the Committee shall be filled by the Board.

•	The Board shall designate one of the members as Chairperson (the “Chair”) of the Committee. The Committee shall keep a separate book of minutes of their proceedings and actions.

Meetings

•	The Committee shall meet periodically, as determined by the Chair of the Committee.

•	All meetings shall be at the call of the Chair of the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business.

•	The Committee may form one or more subcommittees, each of which may take such actions as may be specified by the Committee.

•	The Committee shall periodically report on its activities to the Board and make such recommendations and findings as it deems appropriate.

Authority and Responsibilities

Board of Directors

•	Screen and recommend to the Board nominees for election as directors of the Corporation, including nominees recommended by shareowners of the Corporation, and consider the performance of incumbent

C-1

directors in determining whether to nominate them to stand for reelection at the next annual meeting of the shareowners.

•	Establish criteria for selecting nominees for director, which may include:

•	Experience:

•	high-level leadership experience in business or administrative activities with public companies;

•	relevant ongoing business, governance or administrative activities;

•	specialized expertise in relevant industries;

•	breadth of knowledge about issues affecting the Corporation; and

•	ability and willingness to contribute special competencies to Board activities.

•	Personal attributes:

•	unquestioned personal integrity;

•	loyalty to the Corporation and concern for its success and welfare, courage to criticize, application of sound business ethics and independent judgment;

•	awareness of a directors’ vital part in the Corporation’s good corporate citizenship and the corporate image;

•	time available for meetings and consultation on Corporation matters;

•	wide contacts with business and political leaders; and

•	willingness to assume responsibility on behalf of all shareowners to oversee the management of the enterprise.

•	The Committee shall have the sole authority to retain and terminate search firms to identify director candidates, including the sole authority to approve fees and other retention terms. All such fees shall be reimbursed by the Corporation.

•	Establish procedures for, and administer annual performance evaluations of the Board and its committees.

•	Review periodically the make-up of the Board committees and recommend, as appropriate, changes in the number, function or membership.

Chief Executive Officer:

•	Review periodically succession plans for the Chief Executive Officer, and screen and recommend to the Board candidate(s) for Chief Executive Officer.

Corporate Guidelines:

•	Develop and recommend to the Board a set of corporate governance guidelines, including the Corporation’s insider trading policy. Monitor compliance with the guidelines and make recommendations to the Board for modifications as appropriate.

•	Develop and recommend to the Board a Code of Business Ethics for directors, officers and employees, and based on a periodic review, make recommendations for changes as deemed appropriate.

•	Oversee the Corporation’s compliance with its Certificate of Incorporation and Bylaws.

*  *  *

C-2

Exhibit D

MATERIAL SCIENCES CORPORATION

CORPORATE GOVERNANCE GUIDELINES

The most important corporate objective of Material Sciences Corporation (the “Corporation”) is to conduct business activities so as to enhance the value of the enterprise to the Corporation’s shareowners. In order for the Corporation to reach this objective, the interests of the Corporation’s employees, customers, suppliers, and creditors must also be considered, as well as the interests of the communities in which the Corporation’s operations are conducted and the general public.

The Directors of the Corporation are elected by the shareowners with the responsibility to oversee and direct management to achieve this objective. The Board’s responsibilities require regularly monitoring the effectiveness of management policies and decisions, including execution of corporate strategies, and holding senior management accountable for the pursuit of the corporate objective.

Composition of Board of Directors

Size of the Board.  The Nominating and Governance Committee may make recommendations to the Board concerning the composition of the Board including its size and qualifications for membership.

Mix of Employee and Independent Directors.  As a matter of policy, the Board will always consist of a majority of “independent” Directors as that term is defined from time to time by the New York Stock Exchange listing standards and SEC rules. The determination that a Director is independent shall be made by the Board following a review of all relevant information and a recommendation by the Nominating and Governance Committee. The Corporation will discuss its determination of Director “independence” in its annual proxy statement to the extent required.

Retirement.  Corporation policy calls for directors to retire at the Corporation’s Annual Meeting of Shareowners immediately following such Director’s 72nd birthday effective after the 2003 Annual Meeting of Shareowners.

Board Membership Criteria

The Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Corporation and its shareowners. Accordingly, in the selection of an individual, the Board may consider the following qualities:

Experience:

•	high-level leadership experience in business or administrative activities with public companies;

•	relevant ongoing business, governance or administrative activities;

•	specialized expertise in relevant industries;

•	breadth of knowledge about issues affecting the Corporation; and

•	ability and willingness to contribute special competencies to Board activities.

Personal attributes:

•	unquestioned personal integrity;

•	loyalty to the Corporation and concern for its success and welfare, courage to criticize, application of sound business ethics and independent judgment;

•	awareness of a directors’ vital part in the Corporation’s good corporate citizenship and the corporate image;

•	time available for meetings and consultation on Corporation matters;

•	wide contacts with business and political leaders; and

•	willingness to assume responsibility on behalf of all shareowners to oversee the management of the enterprise.

Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. Annually, the Nominating and Governance Committee will review the qualifications and backgrounds of the Directors, as well as the overall composition of the Board, and recommend to the full Board the slate of Directors to be recommended for nomination for election at the annual meeting of shareowners. Nominations to the Board may also be submitted to the Nominating and Governance Committee by the Corporation’s shareowners in accordance with the Corporation’s By-Laws.

Role of the Board of Directors

The Board of Directors of the Corporation performs the following principal functions (some of which may be delegated to one or more committees):

•	approves a corporate philosophy and mission working in coordination with senior management;

•	approves a Code of Business Ethics for Directors, officers and employees;

•	selects, appoints, monitors, evaluates, compensates, and, if necessary, replaces the Chief Executive Officer;

•	planning for senior management succession;

•	reviews and approves management’s strategic and business plans, including developing a depth of knowledge of the business, understanding and questioning the assumptions upon which such plans are based, and reaching an independent judgment as to the probability that the plans can be realized; monitors corporate performance against the strategic and business plans, including overseeing the operating results on a regular basis to evaluate whether the business is being properly managed; and reviews such performance in relation to the performance of peer companies;

•	monitors ethical behavior and compliance with laws and regulations, the Corporation’s Code of Business Ethics, auditing and accounting principles and the corporation’s own governing documents; assesses its own effectiveness in fulfilling these and other Board responsibilities and performs such other functions as are prescribed by law, or assigned to the Board in the Corporation’s governing documents;

•	oversees the procedures in place to maintain the integrity of the Corporation’s financial statements; and

•	reviews and provides insight, ideas and an external perspective to enhance the technology basis, differentiation and competitive position for each business including technology planning, portfolio management, intellectual property development and protection, and business strategies.

Specifically, the Board of Directors must approve all major actions proposed to be taken by senior management and generally reviews corporate policy regarding authorizations and approvals that commit the Corporation to a course of action. This includes:

•	authorization of dividends;

•	issuances of Corporation securities other than equity securities approved by the Compensation and Organization Committee for key employees;

•	repurchases of Corporation securities;

•	Corporation borrowing programs;

•	extraordinary corporate transactions (such as mergers, acquisitions, liquidations or dispositions, and reorganizations); and

•	approval of capital programs (including capital budget plans).

Director Compensation

Each non-employee director receives (1) an annual retainer of $30,000, (2) $1,000 per meeting for attendance at Board meetings or Board committee meetings (other than Audit Committee meetings), (3) $1,500 per meeting for attendance at Audit Committee meetings, (4) $10,000 per year for chairing the Audit Committee, (5) $5,000 per year for chairing the Compensation and Organization Committee or the Nominating and Governance Committee, (6) $1,000 per meeting for special telephonic meetings and (7) reimbursement for normal travel expenses. The annual retainer is paid in cash, shares of common stock, deferred stock units entitling such non-employee director to receive common stock at a future date or any combination thereof based on the preference of the director. Each eligible non-employee Director also receives an incentive stock option grant under the 2001 Compensation Plan for Non-Employee Directors.

Share Ownership of Directors

The Board believes that Directors should be shareowners and have a financial stake in the Corporation. The Compensation and Organization Committee approves levels of ownership under the Directors/Officers Ownership Program. It is anticipated that each Director will develop a meaningful ownership position in the Corporation in accordance with the program.

Affiliations and Conflicts of Directors

The Corporation’s Code of Business Ethics applies to each Director to the extent relevant. Accordingly, it is the responsibility of each Director to advise the Chairperson of the Board of any affiliation with public or privately held businesses or enterprises that may create a potential conflict of interest, potential embarrassment to the Corporation or possible inconsistency with Corporation policies or values. The Corporation annually solicits information from Directors in order to monitor potential conflicts of interest and Directors are expected to be mindful of their fiduciary obligations to the Corporation.

There is no limit on the number of other board memberships Directors may hold, but such number is considered when evaluating the candidate for nomination to the Board (subject to NYSE listing standards regarding membership on audit committees). A Director should advise the Chairperson of the Board and Chairperson of the Nominating and Governance Committee in advance of accepting an invitation to serve on another public company board.

Any Director who experiences a significant change in responsibilities or assignment is expected to review and consult with the Chairperson of the Board and the Chairperson of the Nominating and Governance Committee on the potential impact, if any, the change may have on continued Board service and tender their resignation from the Board. The Board will evaluate the matter on a case by case basis.

Individual Board members may, from time to time, meet with or communicate with various constituencies that are involved with the Corporation. It is expected that Board members would do this with the advance knowledge of management and, in most instances, at the request of management.

Chairperson of the Board

The Board will determine from time to time whether the role of the Chief Executive Officer and the Chairperson should be separate. When the Chief Executive Officer holds the position of Chairperson of the Board, the Chairperson of the Nominating and Governance Committee will chair the executive sessions of non-employee members of the Board.

Term Limits

The Board does not believe it should establish term limits. While term limits may help ensure that there are fresh ideas and viewpoints available to the Board, they hold the potential disadvantage of losing the contribution of Directors who have been able to develop, over a period of time, increasing insight into the Corporation and its operations and, therefore, provide an increasing contribution to the Board as a whole. The Nominating and Governance Committee will review each Director’s continuation on the Board every year.

New Director Orientation and Continuing Education

All new Directors must participate in the Corporation’s Orientation Program, which should be conducted within two months of being elected to the Board for the first time. This orientation will include presentations by senior management to familiarize new Directors with the Corporation’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Business Ethics, its principal officers, and its internal and independent auditors. In addition, the orientation program will include visits to Corporation headquarters and, to the extent practical, certain of the Corporation’s significant facilities. All other Directors are also invited to attend the orientation program.

Board Meetings

Number of Meetings.  The Board meets at regularly scheduled meetings approximately five times a year. This includes an annual 1- to 3-day Board retreat. At the retreat, Directors focus on overall strategic objectives and in-depth discussions with management on issues of importance to the Corporation and the industry.

Location of Meetings.  To provide Directors with first-hand knowledge to make strategic decisions and for their continuing education about the environment in which the Corporation operates and competes, meetings may be held at locations other than the corporate headquarters.

Board Agenda and Materials.  While the Board believes that a carefully planned agenda is important for effective Board meetings, the agenda is flexible enough to accommodate unexpected developments.

•	The items on the agenda are typically determined by the Chairperson in consultation with the Board. Any Director may request that an item be included on the agenda.

•	At Board meetings, ample time is scheduled to assure full discussion of important matters. Management presentations are scheduled to permit a substantial portion of Board meeting time to be available for discussion and comments.

•	It is critical for Directors to receive information sufficiently in advance of Board meetings so they will have an opportunity to prepare for discussion of the items at the meeting. Generally, Directors can expect to receive summaries/slides of presentations several business days in advance of a meeting. At each meeting any written materials not available in advance are provided to each Director. Information is provided from a variety of sources, including management reports, a comparison of performance to operating and financial plans, reports on the Corporation’s stock performance and operations prepared by third parties, and articles in various business publications. In many cases, significant items requiring Board approval may be reviewed in one or more meetings and voted upon in subsequent meetings, with the intervening time being used for clarification and discussion of relevant issues.

•	At least once a year, the Board will conduct a self-evaluation to determine whether the Board and its committees are functioning effectively.

Executive Sessions.  Executive Sessions are those sessions including the non-employee Directors and should be called by the Chairperson of the Nominating and Governance Committee. These meetings should occur at least twice a year. The presiding non-employee Director, for purposes of leading these meetings, will be the Chairperson of the Nominating and Governance Committee and such Chairperson’s position is disclosed in the Corporation’s annual proxy statement.

Regular Attendance.  Directors are expected to attend Board meetings on a regular basis. The Chairperson designates the guest attendees at any Board meeting who are present for the purpose of making presentations, responding to questions by the Directors, or providing counsel on specific matters within their areas of expertise. Usually, the Chief Financial Officer attends each Board meeting but does not attend Executive Sessions unless specifically requested.

Corporate Support

The Corporate Secretary serves as secretary to the Board and, at the direction of the Chairperson, arranges meetings, suggests meeting agendas and facilitates the materials presented to the Board and its committees.

Board Committees

Number of Committees.  The Board currently is organized into three committees: Audit, Nominating and Governance and Compensation and Organization. Each committee has its own charter. All of the members of these Committees are independent Directors as defined by the NYSE listing standards and SEC rules. The Board may from time to time, establish or maintain additional committees as necessary or appropriate. At this point in time, the Board, as a committee of the whole, has assumed the role of the Technology Committee.

Audit Committee:  The Audit Committee oversees the Corporation’s auditing, accounting, financial reporting and internal control functions, appoints the Corporation’s independent accounting firm and approves its services and performs other functions as requested by the Board.

Nominating and Governance Committee:  The Nominating and Corporate Governance Committee: considers and recommends to the Board nominees for Chief Executive Officer and nominees for election as Directors, including nominees recommended by shareowners; oversees evaluation of the Board and its committees; develops and recommends corporate governance policies to the Board and oversees implementation; and performs other functions as requested by the Board.

Compensation and Organization Committee.  The Compensation and Organization Committee makes recommendations to the Board concerning Directors’ compensation and determines senior officers’ compensation; reviews succession plans for senior executive officers (other than the Chief Executive Officer) of the Corporation on a periodic basis; and performs other functions as requested by the Board.

Committee Assignments and Rotation. The Nominating and Governance Committee, after considering to the extent practicable the desires of Board members, recommends committee assignments to the full Board for approval. In order to ensure that Directors are exposed to all facets of the Corporation’s business and board functions, committee members are rotated, but such rotation is not mandated as there may be reasons to maintain an individual Director’s committee membership for longer or shorter periods.

Committee Agendas. The Chairperson of each committee, in consultation with the committee members, will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The Chairperson of each committee, in consultation with the appropriate members of the committee and management, will develop the committee’s agenda. At the beginning of the year each committee will establish a schedule of agenda subjects to be discussed during the year (to the degree these can be foreseen). The schedule for each committee will be furnished to all Directors.

Frequency of Committee Meetings.  Each committee meets periodically as determined by its Chairperson. Each committee provides a report to the Board at the next board meeting following the committee meeting.

Committee Materials In Advance of Committee Meetings.  Materials are provided in advance of committee meetings in the same manner as applicable for board meetings.

Evaluations and Other Matters

Assessing the Board and Committee Performance.  The Board of Directors will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominating and Governance Committee will receive comments from all Directors and report annually to the Board with an assessment of the Board’s performance. This will be discussed with the full Board during the Board meeting in September of each year. The assessment will focus on the Board’s contribution to the Corporation and specifically focus on areas in which the Board or management believes that the Board could improve.

Formal Evaluation of the Chief Executive Officer.  The Nominating and Governance Committee develops the methodology for evaluation of the Chief Executive Officer by the full Board and coordinates the evaluation, reporting the results to the full Board. The Board communicates its views to the Chief Executive Officer through the Chairperson of the Nominating and Governance Committee and the Chairperson of the Compensation and Organization Committee. The evaluation of the Chief Executive Officer is based upon a combination of objective and subjective criteria which are disclosed to the extent required each year in the Corporation’s annual proxy statement.

Succession Planning.  The Chief Executive Officer shall confer periodically with the Compensation and Organization Committee on succession plans for senior management. The Chief Executive Officer and the Compensation and Organization Committee also reports periodically to the Board on succession planning for senior management.

Management Development.  The Chief Executive Officer reports on an annual basis to the Compensation and Organization Committee on management development activities.

Securities Laws.  Each Director is required to timely submit a Directors and Officers Questionnaire that will be distributed by the Corporation in preparation for the annual proxy statement filed with the SEC and distributed to shareowners. This questionnaire may also be circulated before the Corporation files any registration statement with the SEC. Each Director is expected to comply with the Corporation’s Insider Trading Guidelines. It is a violation of Corporation policy to engage in any securities transaction involving Corporation securities without providing advance notice to the Corporate Secretary. To comply with the accelerated deadlines to file Section 16 reports, each Director will be requested to sign a power of attorney authorizing the Corporation to prepare, sign and submit these reports on their behalf.

Board Interaction with Institutional Investors, the Press, Customers, Etc.  The Board looks to management to speak for the Corporation but recognizes that individual Directors may sometimes communicate with third parties on matters affecting the Corporation. Before doing so, to the extent feasible, Directors are encouraged to consult with management.

The Board of Directors believes that corporate governance is an evolving process and periodically reviews and updates these guidelines on the recommendation of the Nominating and Governance Committee. For the most recent guidelines, please see the Corporation’s website at www.matsci.com.

*  *  *

Notice of Annual Meeting

of Shareowners

and Proxy Statement

Meeting Date

June 26, 2003

YOUR VOTE IS IMPORTANT!

Please promptly vote your proxy.

MATERIAL SCIENCES CORPORATION

2200 East Pratt Boulevard, Elk Grove Village, Illinois 60007

PROXY — Solicited on Behalf of the Board of Directors — PROXY

Annual Meeting of Shareowners to be Held on June 26, 2003

Please mark, date and sign on reverse side and return in the enclosed envelope

The undersigned hereby appoints Dr. Ronald A. Mitsch and Michael J. Callahan, as proxies, each with full power of substitution to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Material Sciences Corporation held of record by the undersigned, at the Annual Meeting of Shareowners of Material Sciences Corporation to be held on June 26, 2003, at 10:00 a.m., CDT at the Company’s offices located at 2200 East Pratt Boulevard, Elk Grove Village, Illinois, or at any adjournment or postponement thereof.

Your vote for eight directors may be indicated on the reverse side. Michael J. Callahan, G. Robert Evans, Avrum Gray, Frank L. Hohmann III, Dr. Ronald A. Mitsch, Dr. Mary P. Quin, John D. Roach and Curtis G. Solsvig III have been nominated for election of directors.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareowner. If no contrary direction is given, the shares represented by this proxy will be voted (1) for the election of all nominees for director; and (2) in favor of authorizing proxies to vote upon such other business as may properly come before this meeting. Unless a contrary direction is given, this proxy will grant the persons named as proxies herein discretionary authority to cumulate votes in connection with the election of directors. If you withhold your vote for a nominee, all of your cumulative votes will be allocated to the remaining nominees as determined by the proxies.

(Continued and to be marked, dated and signed on the reverse side)

é    FOLD AND DETACH HERE    é

You can now access your Material Sciences account online.

Access your Material Sciences Corporation shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, agent for Material Sciences Corporation, now makes it easy and convenient to get current information on your shareholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

and follow the instructions shown on this page.

Step 1: FIRST TIME USERS – Establish a PIN	Step 2: Log in for Account Access	Step 3: Account Status Screen

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) or Investor ID available to establish a PIN.

The confidentiality of your personal information is protected using secure socket layer (SSL) technology.

•   SSN or Investor ID

•   PIN

•   Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

You are now ready to log in. To access your account please enter your:

•   SSN or Investor ID

•   PIN

•   Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

•   Certificate History

•   Book-Entry Information

•   Issue Certificate

•   Address Change

•   Duplicate 1099

•   Payment History

For Technical Assistance Call 1-877-978-7778 between

9am-7pm Monday-Friday Eastern Time

Please mark your votes as indicated in this example	☒

1. ELECT EIGHT DIRECTORS:		NOMINEES:		FOR	AGAINST	ABSTAIN
(duly nominated and named on the reverse side of this proxy and listed to the right)		01 Michael J. Callahan, 02 G. Robert Evans, 03 Avrum Gray, 04 Frank L. Hohmann III, 05 Dr. Ronald A. Mitsch, 06 Dr. Mary P. Quin, 07 John D. Roach, and 08 Curtis G. Solsvig III	2. Authorize proxies to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.	☐	☐	☐
FOR all nominees	WITHHOLD AUTHORITY to vote for all nominees
☐	☐

☐

Withhold votes from nominee(s) (write name(s) of nominee(s)) or give cumulative voting instructions (write name(s) of nominee(s) and number of votes allocated to such nominee(s)) as indicated on the line below:

Signature                                                       Signature                                                       Date

Please sign exactly as name appears. Joint owners should each sign. Executors, administrators, trustees, etc. should so indicate when signing. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

é    FOLD AND DETACH HERE    é